DSTLD

Hannah Laverty <hannah@dstld.la>

[Test] Thank you for your reservation - a note from Corey and Mark

DSTLD <hello@dstld.la> Fri, Jun 3, 2016 at 10:44 AM
Reply-To: us6-9235edf104-4e0bfb4e34@inbound.mailchimp.com
To: "<< Test First Name >>" <team@dstld.la>

Thank you for reserving shares in DSTLD. View this email in your browser

D S T L D LUXE ESSENTIALS. NO RETAIL MARKUP.

Hi << Test First Name >>,
Thank you for your recent reservation in DSTLD. As a potential investor, our goal is to provide a collaborative and personalized DSTLD experience, so we're requesting your feedback.

We're working on building a **DSTLD Investor Portal** - accessible only to those who contribute to our Regulation A+ campaign.

We've already got a few ideas in the works:

- Collecting your feedback on upcoming collections
- Exclusive investor special merchandise
- Access to an interactive company dashboard
- Shareholders' social calendar

We want to hear from you: what exclusive content and/or experiences can we provide that could further enhance your experience?

Please respond via our short, one question survey.

TAKE SURVEY

Your input is important to us as we grow this company together. We're looking forward to your ideas!

Corey + Mark
Co-founders

WATCH OUR VIDEO


DSTLD
SINGER

Legal: Denim.LA Inc. ("DSTLD") is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from https://www.seedinvest.com/dstld/series.a.

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Our mailing address is:
Denim.LA, Inc. DBA DSTLD

8899 Beverly Blvd
West Hollywood, CA 90048

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